Execution Version




                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          NORTEL NETWORKS CORPORATION,

                                  DARIUS CORP.

                                       and

                             ALTEON WEBSYSTEMS, INC.


                            Dated as of July 28, 2000



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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I   CERTAIN DEFINITIONS............................................1

   1.01.  Certain Definitions..............................................1

ARTICLE II   THE MERGER; EFFECTS OF THE MERGER.............................8

   2.01.  The Merger.......................................................8
   2.02.  Effective Date and Effective Time................................8
   2.03.  Tax Consequences.................................................9

ARTICLE III   CONVERSION OF SHARES; EXCHANGE PROCEDURES....................9

   3.01.  Conversion of Shares.............................................9
   3.02.  Issuance of Shares of the Surviving Corporation..................9
   3.03.  Rights as Stockholders; Stock Transfers..........................9
   3.04.  Fractional Shares...............................................10
   3.05.  Exchange Procedures.............................................10
   3.06.  Anti-Dilution Provisions........................................11
   3.07.  Stock Options and Other Stock Plans.............................12

ARTICLE IV   ACTIONS PENDING MERGER.......................................15

   4.01.  Forbearances of the Company.....................................15
   4.02.  Forbearances of Nortel Networks.................................19

ARTICLE V   REPRESENTATIONS AND WARRANTIES................................19

   5.01.  Representations and Warranties of the Company...................19
   5.02.  Representations and Warranties of Nortel Networks and Sub.......33

ARTICLE VI   COVENANTS....................................................37

   6.01.  Reasonable Efforts..............................................37
   6.02.  Stockholder Approvals...........................................37
   6.03.  Registration Statement..........................................38
   6.04.  Press Releases..................................................39
   6.05.  Access; Information.............................................39
   6.06.  Acquisition Proposals...........................................40
   6.07.  Affiliate Agreements............................................41
   6.08.  Takeover Laws...................................................41
   6.09.  Shares Listed...................................................41
   6.10.  Regulatory Applications.........................................41
   6.11.  Indemnification.................................................43
   6.12.  Certain Employee Benefit Matters................................44
   6.13.  Accountants' Letters............................................45
   6.14.  Notification of Certain Matters.................................45
   6.15.  Certain Tax Matters.............................................45
   6.16.  Company Annual Meeting..........................................45

ARTICLE VII   CONDITIONS TO CONSUMMATION OF THE MERGER....................46

   7.01.  Conditions to Each Party's Obligation to Effect the Merger......46
   7.02.  Conditions to Obligation of the Company.........................47
   7.03.  Conditions to Obligation of Nortel Networks and Sub.............48

ARTICLE VIII   TERMINATION................................................49

   8.01.  Termination.....................................................49
   8.02.  Effect of Termination and Abandonment...........................50

ARTICLE IX   MISCELLANEOUS................................................51

   9.01.  Survival........................................................51
   9.02.  Amendment; Extension; Waiver....................................52
   9.03.  Counterparts....................................................52
   9.04.  Governing Law...................................................52
   9.05.  Expenses........................................................52
   9.06.  Notices.........................................................52
   9.07.  Entire Understanding............................................53
   9.08.  Assignment; No Third Party Beneficiaries........................54
   9.09.  Interpretation..................................................54
   9.10.  Severability....................................................54
   9.11.  Specific Performance; Attorney's Fees; Waiver of Jury Trial.....54


     Exhibit A ...Form of Affiliate Letter

         AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2000 (this "Agreement"), by and among NORTEL NETWORKS CORPORATION, a corporation organized under the laws of Canada ("Nortel Networks"), DARIUS CORP., a corporation organized under the laws of Delaware ("Sub"), and ALTEON WEBSYSTEMS, INC., a corporation organized under the laws of Delaware (the "Company").

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of each of Nortel Networks, Sub and the Company have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which, subject to the terms and conditions set forth herein, Sub will merge (the "Merger") with and into the Company, so that the Company is the surviving corporation in the Merger;

         WHEREAS, the parties intend that for U.S. federal income tax purposes, the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

         WHEREAS, as a condition and as an inducement to Nortel Networks' willingness to enter into this Agreement, Nortel Networks is entering into agreements (the "Stockholder Agreements") with certain Company stockholders; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "1999 Plan" shall have the meaning set forth in Section 3.07(c)(i).

         "2000 Plan" shall have the meaning set forth in Section 3.07(c)(ii).

         "Acquisition Proposal" shall mean any of the following (other than with Nortel Networks or any Subsidiary or other affiliate of Nortel Networks) (a) a merger or consolidation, or any similar transaction, involving the Company (other than mergers, consolidations or similar transactions involving solely the Company and/or one or more wholly owned Subsidiaries of the Company or mergers, consolidations or similar transactions in connection with which holders of Company Common Stock prior to such transactions continue to hold at least 80% of the outstanding shares of Company Common Stock after such transaction), (b) a direct or indirect purchase or other acquisition (including by way of merger, consolidation, share exchange, tender or exchange offer involving any Subsidiary of the Company or securities issued by any Subsidiary of the Company, as the case may be) of assets having a fair market value of greater than 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender or exchange offer or otherwise) of beneficial ownership of securities representing more than 20% of the voting power of the Company, (d) any transaction substantially similar to the transactions described in clauses "(a)" through "(c)" of this paragraph, or (e) any offer, proposal or publicly announced bona fide intention to make an offer with respect to any of the foregoing; in each case other than the transactions contemplated by this Agreement.

         "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         "August 16 Offering" shall have the meaning set forth in Section
3.07(d).

         "Business Day" shall mean each day on which banking institutions in both of Toronto, Canada and New York, New York are not authorized or required to close.

         "Canadian GAAP" shall mean Canadian generally accepted accounting principles.

         "Capitalization Date" shall have the meaning set forth in Section 5.01(b).

         "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the first paragraph of this Agreement.

         "Company Affiliate" shall have the meaning set forth in Section
6.07(a).

         "Company Board" shall mean the Board of Directors of the Company.

         "Company Certificate" shall mean the Amended and Restated Certificate of Incorporation of the Company, as amended.

         "Company Common Stock" shall have the meaning set forth in Section 3.01(b).

         "Company Disclosure Schedule" shall have the meaning set forth in the opening paragraph of Section 5.01.

         "Company Employees" shall have the meaning set forth in Section
6.12(b).

         "Company Equity Interests" shall have the meaning set forth in Section 5.01(c).

         "Company Filed SEC Documents" shall have the meaning set forth in
Section 5.01(g).

         "Company Financial Advisor" shall mean Lehman Brothers Inc.

         "Company Intellectual Property Rights" shall have the meaning set forth in Section 5.01(p).

         "Company Meeting" shall have the meaning set forth in Section 6.02.

         "Company Plan" shall mean any Plan entered into or currently maintained, sponsored, or contributed to by the Company or any of its Subsidiaries or to which the Company or any such Subsidiary has any obligation to contribute or with respect to which the Company or any of its Subsidiaries may have any material liability.

         "Company Preferred Stock" shall have the meaning set forth in Section 5.01(b).

         "Company Proxy Statement" shall have the meaning set forth in Section 6.03(a).

         "Company Purchase Right" shall have the meaning set forth in Section 3.07(d).

         "Company SEC Documents" shall have the meaning set forth in Section 5.01(g).

         "Company Stock Option Arrangements" shall have the meaning set forth in
Section 3.07(a).

         "Company Stock Option Plans" shall have the meaning set forth in
Section 3.07(a).

         "Company Stock Options" shall have the meaning set forth in Section 3.07(a).

         "Company Stock Purchase Plan" shall have the meaning set forth in
Section 3.07(d).

         "Confidentiality Agreement" shall mean that certain confidentiality agreement, dated May 26, 2000, by and between the Company and Nortel Networks.

         "Continuation Period" shall have the meaning set forth in Section 6.12(a).

         "Copyrights" shall have the meaning set forth in the definition of Intellectual Property Rights.

         "Costs" shall have the meaning set forth in Section 6.11(a).

         "Deloitte" shall have the meaning set forth in Section 6.13.

         "Deloitte San Jose" shall have the meaning set forth in Section 6.13.

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "Effective Date" shall have the meaning set forth in Section 2.02.

         "Effective Time" shall have the meaning set forth in Section 2.02.

         "Employee Option Pool" shall have the meaning set forth in Section 3.07(c).

         "Environmental Laws" shall have the meaning set forth in Section
5.01(o).

         "ERISA" shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder and published interpretations of any Governmental Authority with respect thereto.

         "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" shall have the meaning set forth in Section 3.05(a).

         "Exchange Fund" shall have the meaning set forth in Section 3.05(a).

         "Exchange Ratio" shall mean 1.83148, subject to adjustment as set forth in Section 3.06.

         "Executive Option Pool" shall have the meaning set forth in Section 3.07(c).

         "Exon-Florio" shall have the meaning set forth in Section 5.01(r).

         "February 16 Offering" shall have the meaning set forth in Section 3.07(d).

         "Governmental Authority" means any court, administrative agency or commission or other foreign or domestic federal, state, provincial or local governmental authority or instrumentality.

         "HSR Act" shall have the meaning set forth in Section 5.01(r).

         "Indemnified Party" shall have the meaning set forth in Section
6.11(a).

         "Insurance Amount" shall have the meaning set forth in Section 6.11(b).

         "Intellectual Property Rights" shall mean all proprietary and intellectual property rights, in any jurisdiction, whether owned or held for use under license, including such rights in and to: (A) trademarks, service marks, brand names, trade dress, trade names, words, symbols, color schemes, internet domain names and other indications of origin ("Trademarks"); (B) patents and pending and filed patent applications (including all provisional, divisional, continuation in part and reissue patents) (together, "Patents"), inventors' certificates and invention disclosures; (C) trade secrets and other confidential or non-public business information, including ideas, formulas, compositions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information; drawings, specifications, plans, proposals and technical data; analytical models, investment and lending strategies and records, financial and other products; financial, marketing and business data, pricing and cost information; business and marketing plans and customer and supplier lists and information; in each case whether patentable, copyrightable or not ("Trade Secrets"); (D) computer programs and databases, including all object code, source code, algorithms, subroutines, specifications, and documentation in each case whether patentable, copyrightable or not (collectively, "Software"), and all documentation therefor;
(E) writings and other works of authorship, including marketing materials, brochures, training materials, including all copyrights and moral rights related to each of the foregoing ("Copyrights"); (F) mask works; (G) rights to limit the use or disclosure of confidential information by any Person; in each case including all registrations of, and applications to register, any of the foregoing with any Governmental Authority and any renewals or extensions thereof; the goodwill associated with each of the foregoing; and any claims or causes of action or defenses arising out of or related to any of the foregoing.

         "Knowledge" with respect to a party shall mean to the actual knowledge of its senior executive officers after reasonable inquiry.

         "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Material Adverse Effect" shall mean with respect to any party, any change, circumstance or effect that (i) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole, other than any change, circumstance or effect that results from or arises out of (a) changes in the economy in general or (b) changes or circumstances affecting the industries in which such party operates, which change, circumstance or effect (in the case of clause (b)) does not affect the Company or Nortel Networks, as the case may be, disproportionately relative to other entities operating in such industry; provided, that any change, circumstance or effect that arises directly out of or results directly from (x) the announcement or pendency of this Agreement (including delays or cancellations in customer orders, a reduction in sales, a disruption in supplier, distribution or similar relationships or a loss of employees) or (y) any action or inaction taken by the Company at the written request of Nortel Networks shall not by itself be deemed to constitute a Material Adverse Effect; and provided further, that a reduction in sales by the Company or its Subsidiaries to Lucent Technologies, Inc. shall not be taken into account in determining the existence of a Material Adverse Effect; or (ii) would materially impair the ability of Nortel Networks or the Company, as the case may be, to perform its obligations under this Agreement.

         "Material Systems" shall mean, with respect to any person, all internal computer systems, communications systems, embedded manufacturing systems and facilities infrastructure systems that are material to the business, finances and operations of such person.

         "Merger" shall have the meaning set forth in the recitals to this Agreement.

         "NASD" shall mean the National Association of Securities Dealers, Inc. or, if the context so requires, The Nasdaq Stock Market, Inc.

         "New Certificates" shall have the meaning set forth in Section 3.05(a).

         "Nortel Networks" shall have the meaning set forth in the first paragraph of this Agreement.

         "Nortel Networks Board" shall mean the Board of Directors of Nortel Networks.

         "Nortel Networks Common Shares" shall have the meaning set forth in
Section 3.01(b).

         "Nortel Networks Plans" shall have the meaning set forth in Section 6.12(b).

         "Nortel Networks SEC Documents" shall have the meaning set forth in
Section 5.02(f).

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Old Certificates" shall have the meaning set forth in Section 3.05(a).

         "Other Company Option Agreements" shall have the meaning set forth in
Section 3.07(a).

         "Outstanding Offerings" shall have the meaning set forth in Section 3.07(d).

         "Patents" shall have the meaning set forth in the definition of Intellectual Property Rights.

         "Person" or "person" shall mean any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Plan" shall mean any "employee benefit plan", within the meaning of
Section 3(3) of ERISA, whether or not subject to ERISA, and any employment, consulting, termination, severance, retention, change in control, deferred or incentive compensation, bonus, stock option or other equity based, vacation or other fringe benefit plan, program, policy, arrangement, agreement or commitment.

         "Registration Statement" shall have the meaning set forth in Section 6.03(a).

         "Regulatory Law" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         "Rights" shall mean, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Software" shall have the meaning set forth in the definition of Intellectual Property Rights.

         "Stockholder Agreements" shall mean the agreements defined as such in the recitals hereto, as such agreements may from time to time be amended.

         "Sub" shall have the meaning set forth in the first paragraph of this Agreement.

         "Sub Common Stock" shall have the meaning set forth in Section 3.01(a).

         "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Superior Proposal" shall have the meaning set forth in Section
6.06(a).

         "Surviving Corporation" shall mean the Company, as the surviving corporation in the Merger.

         "Takeover Laws" shall have the meaning set forth in Section 5.01(m).

         "Tax Returns" shall have the meaning set forth in Section 5.01(q).

         "Taxes" shall mean all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Termination Fee" shall have the meaning set forth in Section 8.02(b).

         "Trade Secrets" shall have the meaning set forth in the definition of Intellectual Property Rights.

         "Trademarks" shall have the meaning set forth in the definition of Intellectual Property Rights.

         "Trading Day" shall mean any day on which the NYSE is open for trading.

         "Treasury Shares" shall mean shares of the Company Common Stock held by the Company or any of its Subsidiaries.

         "TSE" shall mean The Toronto Stock Exchange.

         "U.S. GAAP" shall mean United States generally accepted accounting principles.

         "Year 2000 Compliant" shall have the meaning set forth in Section 5.01(t).

         "$" shall mean United States Dollar.

                                   ARTICLE II

                        THE MERGER; EFFECTS OF THE MERGER

         2.01. The Merger. (a) Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Sub will merge with and into the Company pursuant to the Merger. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall survive and continue to exist as a Delaware corporation.

         (b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 251 of the DGCL, or such later date and time as may be set forth in such certificate with the consent of Nortel Networks and the Company. The Merger shall have the effects prescribed in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         (c) Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of Sub, as in effect immediately prior to the Effective Time, but with Article 1 of the certificate of incorporation amended to read: "The name of the Corporation is Alteon WebSystems, Inc.," shall be those of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (d) Name. The name of the Surviving Corporation shall remain "Alteon WebSystems, Inc."

         (e) Officers and Directors of Surviving Corporation. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

         2.02. Effective Date and Effective Time. Subject to the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the second Business Day to occur after the last of the conditions set forth in Section 7.01 shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

         2.03. Tax Consequences. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.

                                   ARTICLE III

                    CONVERSION OF SHARES; EXCHANGE PROCEDURES

         3.01. Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

                  (a) Conversion of Sub Common Stock. Each share of common stock of Sub, par value $0.001 per share (the "Sub Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted into one newly issued, fully-paid and non-assessable share of preferred stock, $0.001 par value, of the Surviving Corporation, pursuant to a Certificate of Designations proposed by Nortel Networks and approved by the Company, such approval not to be unreasonably withheld or delayed.

                  (b) Conversion of Company Common Stock. Subject to Section 3.04, each share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 3.01(c)) shall become and be converted into a number of common shares, without par value, of Nortel Networks ("Nortel Networks Common Shares"), equal to the Exchange Ratio. All of the shares of Company Common Stock converted into Nortel Networks Common Shares (or cash pursuant to Section 3.04) pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time.

                  (c) Treasury Shares. Each share of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company as Treasury Shares immediately prior to the Effective Time or owned by Nortel Networks or any Subsidiary thereof shall no longer be outstanding and shall automatically be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.02. Issuance of Shares of the Surviving Corporation. At the Effective Time, in consideration of the issuance by Nortel Networks of Nortel Networks Common Shares to the holders of Company Common Stock in accordance with Section 3.01(b), the Surviving Corporation shall issue to Nortel Networks a number of shares of newly issued, fully-paid and non-assessable common stock, $0.001 par value, of the Surviving Corporation, which number shall be equal to the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.

         3.03. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

         3.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional Nortel Networks Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Nortel Networks shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Nortel Networks Common Shares (after taking into account all Old Certificates delivered by such holder) an amount (in U.S. dollars) in cash (without interest) determined by multiplying such fraction by the volume weighted average of the last sale price of Nortel Networks Common Shares on the NYSE (as reported in the three star New York City edition of the Wall Street Journal (for trading during regular trading hours, not extended trading)) for the five Trading Days immediately preceding the Effective Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Nortel Networks shall so notify the Exchange Agent, and Nortel Networks shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         3.05. Exchange Procedures. (a) At or prior to the Effective Time, Nortel Networks shall deposit, or shall cause to be deposited, with a bank or trust company having (or whose parent has) net capital of not less than $100,000,000 (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the Nortel Networks Common Shares ("New Certificates") and an estimated amount of cash pursuant to Section 3.04 (such cash and New Certificates (without any interest on any such cash), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Company Common Stock.

         (b) As promptly as practicable after the Effective Date, Nortel Networks shall send or cause the Exchange Agent to send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Nortel Networks shall cause the New Certificates representing Nortel Networks Common Shares into which shares of a stockholder's Company Common Stock are converted at the Effective Time and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive pursuant to this Article III, to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or, pursuant to Section 3.05(f), a surety bond reasonably satisfactory to Nortel Networks and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to Nortel Networks Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into Nortel Networks Common Shares and cash in lieu of fractional Nortel Networks Common Shares pursuant to Section 3.04, until the holder thereof shall be entitled to receive New Certificates and such amount of cash in exchange therefor in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Nortel Networks Common Shares such holder had the right to receive upon surrender of the Old Certificate, and payment thereof shall be made promptly following the later of (i) the date on which such holder shall become entitled to receive New Certificates and (ii) the payment date with respect to such dividend or other distribution.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall, upon demand by Nortel Networks, be paid or delivered to Nortel Networks. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Nortel Networks for payment of the Nortel Networks Common Shares, cash in lieu of any fractional shares and unpaid dividends and distributions on the Nortel Networks Common Shares deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to this Agreement, in each case, without any interest thereon.

         (f) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Nortel Networks may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Old Certificate, Nortel Networks shall, in exchange for such lost, stolen or destroyed Old Certificate, deliver or cause the Exchange Agent to deliver a New Certificate in respect thereof pursuant to this Article III.

         3.06. Anti-Dilution Provisions. In the event Nortel Networks or the Company (with Nortel Networks' consent) changes (or establishes a record date for changing) the number or classes of Nortel Networks Common Shares or the number or classes of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Nortel Networks Common Shares or the outstanding Company Common Stock then (a) if the record and payment dates therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction; and (b) if the record date therefor shall be prior to the Effective Time but the payment date therefor shall be subsequent to the Effective Time, Nortel Networks shall take such action as shall be required so that on such payment date any former holder of Old Certificates who shall have received or become entitled to receive New Certificates pursuant to this Article III shall be entitled to receive such additional Nortel Networks Common Shares as such holder would have received as a result of such event if the record date therefor had been immediately after the Effective Time.

         3.07. Stock Options and Other Stock Plans.

         (a) Effective at the Effective Time, each option to purchase shares of Company Common Stock (collectively, the "Company Stock Options") granted to employees or directors of, or consultants or advisors to, the Company or any Subsidiary thereof pursuant to the terms of the 1999 Equity Incentive Plan, the 2000 Nonstatutory Equity Incentive Plan and the 2000 Equity Incentive Plan of Pharsalia Technologies, Inc. (collectively, the "Company Stock Option Plans") or granted to employees pursuant to a separate stock option agreement listed on
Section 3.07 of the Company Disclosure Schedule (collectively, the "Other Company Option Agreements" and, together with the Company Stock Option Plans, the "Company Stock Option Arrangements") that is outstanding immediately prior to the Effective Time shall be assumed by Nortel Networks and deemed to constitute an option to acquire, on the same terms and conditions (including such terms relating to the vesting and exercisability of the Company Stock Options and terms relating to adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction following such assumption) as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of Nortel Networks Common Shares (rounded down to the greatest number of whole Nortel Networks Common Shares) that is equal to the product of (i) the number of shares of Company Common Stock covered by such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, at an option exercise price per share of Nortel Networks Common Shares (rounded up to the nearest whole cent) equal to the quotient of (iii) the option exercise price per share of Company Common Stock covered by such Company Stock Option immediately prior to the Effective Time divided by (iv) the Exchange Ratio. The date of grant of each such Company Stock Option shall be the date on which such Company Stock Option was originally granted. As soon as reasonably practicable following the Effective Date, Nortel Networks shall cause to be delivered to each holder of a Company Stock Option that has been assumed by Nortel Networks pursuant to this Section 3.07 a notice (x) stating that such Company Stock Option has been converted into an option to purchase Nortel Networks Common Shares, (y) stating that such Company Stock Option has been assumed by Nortel Networks and shall continue in effect subject to all of the terms and conditions applicable thereto immediately prior to the Effective Time and (z) setting forth the number of Nortel Networks Common Shares covered by such Company Stock Option and the per share option exercise price for such Nortel Networks Common Shares. From and after the Effective Time, Nortel Networks and the Surviving Corporation shall comply with the terms of each Company Stock Option Arrangement pursuant to which the Company Stock Options were granted; provided, that (i) the board of directors of Nortel Networks or an authorized committee thereof shall succeed to the authorities and responsibilities of the Company Board or any committee thereof under the Company Stock Option Arrangements and (ii) the terms of the Company Stock Option Arrangements shall be amended as necessary to reflect the assumption of the Company Stock Options contemplated hereunder. Notwithstanding the foregoing, the adjustments provided herein with respect to any Company Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

         (b) Prior to the Effective Date, the Company shall take all necessary or appropriate action (including amending any of the Company Stock Option Arrangements or making adjustments as permitted thereby) to (i) effectuate the assumption and conversion of the Company Stock Options by Nortel Networks and the assignment to Nortel Networks of the authorities and responsibilities of the Company Board or any committee thereof under the Company Stock Option Arrangements, (ii) except as specifically provided in Section 3.07(c) herein, preclude the grant of any additional Company Stock Options under any of the Company Stock Option Arrangements or otherwise, (iii) accelerate the vesting of the Company Stock Options granted to the Non-Employee Directors under the 1999 Equity Incentive Plan (it being understood that the Company shall not amend or change in any way the acceleration of vesting of the Common Stock Options of any other option holder under any of the Company Stock Option Arrangements without the express consent of Nortel Networks) and (iv) make such other amendments as Nortel Networks shall reasonably determine are necessary to comply with Canadian securities laws or TSE rules or policies that will become applicable to such Company Stock Option Arrangements at the Effective Time or otherwise by reason of the Merger.

         (c) As soon as practicable after the execution hereof, the Company shall establish two option pools (the "Executive Option Pool" and the "Employee Option Pool") in order to grant Company Stock Options to certain executives, key employees and new hires during the period from the date hereof to the Effective Time under the terms and conditions set forth in this Section 3.07(c). The Executive Option Pool shall consist of an aggregate of 480,000 shares of Company Common Stock and the Employee Option Pool shall consist of an aggregate of 500,000 shares of Company Common Stock. In no event shall the Company grant any Company Stock Options that are reload options or which include the ability to exercise through the use of promissory notes or any stock appreciation rights, restricted stock, stock bonus or any type of synthetic stock option features nor shall the Company grant any Company Stock Options in excess of the amounts reserved in the two option pools described above without the express consent of Nortel Networks. The Company shall promptly notify Nortel Networks of the grant of Company Common Options hereunder and provide Nortel Networks with reasonable details of each grant, including without limitation, name of employee, number of shares granted, exercise price and confirmation of the appropriate vesting schedule.

               (i) Executive Option Pool. After the date hereof, but prior to the Effective Time, the Company shall take all necessary actions to grant Company Stock Options from the Executive Option Pool to the key executives listed on Section 3.07(c)(i) of the Company Disclosure Schedule for the number of shares of Company Common Stock listed opposite each such executive's name on such disclosure schedule. All Company Stock Options granted in respect of the Executive Option Pool shall (A) be granted under and, except as provided herein, be subject to the terms and conditions of, the Company 1999 Equity Incentive Plan (the "1999 Plan"), (B) have an exercise price equal to the Fair Market Value (as defined in the 1999 Plan) of the shares of Company Common Stock on the date of grant, (C) vest in two equal installments on the second and third anniversaries of the Effective Time, provided such executive is employed with the Company or its successor on each such anniversary and (D) not be subject to any acceleration of vesting upon the consummation of the transactions contemplated hereunder.

               (ii) Employee Option Pool. From the date hereof to the Effective Time, the Company may grant Company Stock Options from the Employee Option Pool to persons identified as key employees of the Company and to newly-hired employees of the Company, in each case, who are not officers of the Company. All Company Stock Options granted in respect of the Employee Option Pool shall (A) be granted under, and except as provided herein, be subject to the terms and conditions of, the Company 2000 Nonstatutory Equity Incentive Plan (the "2000 Plan"), (B) have an exercise price equal to the Fair Market Value (as defined in the 2000 Plan) of the shares of Company Common Stock on the date of grant and (C) vest as follows: twenty-five percent on the first anniversary of the grant date and 1/48 on each one-month anniversary thereafter, provided such employee is employed with the Company or its successor on each such anniversary.

         (d) Effective at the Effective Time, each right to purchase shares of Company Common Stock ("Company Purchase Right") granted to employees of the Company or any Subsidiary thereof pursuant to the Company's 1999 Employee Stock Purchase Plan and the Company Employee Stock Purchase Plan Offering, as amended effective February 16, 2000 (the "Company Stock Purchase Plan"), and the Initial Offering (as defined in the Company Stock Purchase Plan) and the offering that commenced on February 16, 2000, (the "February 16 Offering"), and one additional six-month offering commencing on August 16, 2000 (the "August 16 Offering" together with the Initial Offering and the February 16 Offering referred to herein as the "Outstanding Offerings") shall be assumed by Nortel Networks. By virtue of the Merger, each Company Purchase Right under the Outstanding Offerings shall be automatically converted into and deemed to constitute a right to acquire, on the same terms and conditions as were applicable under the Company Stock Purchase Plan immediately prior to the Effective Time (except as modified as specifically provided herein), the number of Nortel Networks Common Shares (rounded down to the nearest whole share) equal to the amount of the Participant's payroll deductions as of the relevant Purchase Date (as defined in the Company Stock Purchase Plan) under the Company Stock Purchase Plan divided by the lesser of (i) eighty-five percent of the fair market value of the Nortel Networks Common Shares on the relevant Purchase Date under the Outstanding Offerings (rounded up to the nearest whole cent), or (ii) eighty-five percent of the fair market value of the Company Common Shares on the Offering Date of the relevant Outstanding Offering divided by the Exchange Ratio (rounded up to the nearest whole cent). The Company shall take all necessary actions, including without limitation amending the Company Stock Purchase Plan, to limit the August 16 Offering to six months, to cancel all offerings other than the August 16 Offering scheduled, contemplated or otherwise required to commence after the date hereof and to prohibit any employees to begin participation in the Outstanding Offerings other than the August 16 Offering after the date hereof. From and after the Effective Time, Nortel Networks and the Surviving Corporation shall comply with the terms of each Company Purchase Right granted pursuant to the Company Stock Purchase Plan in respect of the Outstanding Offerings; provided, that (i) the Board of Directors of Nortel Networks or an authorized committee thereof shall succeed to the authorities and responsibilities of the Company Board or any committee thereof under the Company Stock Purchase Plan,
(ii) the terms of the Company Stock Purchase Plan shall be amended to reflect the assumption of rights and other provisions contemplated hereunder and (iii) immediately after the final Purchase Date of the Outstanding Offerings, the Company Stock Purchase Plan shall be terminated. Notwithstanding the foregoing, the adjustments provided herein with respect to the Company Purchase Rights granted pursuant to Section 423 of the Code shall be effected in a manner consistent with Section 424(a) of the Code.

         (e) Nortel Networks shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of Nortel Networks Common Shares for delivery upon exercise of Company Stock Options in accordance with this Section 3.07. Within 10 days following the Effective Date, Nortel Networks shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Nortel Networks Common Shares subject to Company Stock Options and Company Purchase Rights to be registered under the Securities Act and shall use its reasonable efforts to cause the effectiveness of such registration statement (and current status of the prospectus or prospectuses contained therein) to be maintained for so long as Company Stock Options and Company Purchase Rights remain outstanding.

         (f) In consideration of Nortel Networks' agreement set forth in this
Section 3.07 to assume the Company's liabilities pursuant to Company Stock Options outstanding at the Effective Time, the Company hereby agrees to pay Nortel Networks, upon exercise of the Company's outstanding Company Stock Options after the Effective Time, amounts sufficient to ensure that Nortel Networks Common Shares are issued to the optionees on a fully-paid basis (i.e., for total consideration equal to the fair market value of the Nortel Networks Common Shares issued to optionees on the date such shares are issued).

         (g) Immediately prior to the Effective Time, the Company shall assign to Nortel Networks any rights to repurchase (or similar rights) with respect to those shares of Company Common Stock issued to former stockholders of Pharsalia Technologies, Inc., pursuant to that Exchange Agreement, dated as of March 31, 2000, by and between the Company, Pharsalia Technologies, Inc., and the Key Stockholder (as defined therein).

                                   ARTICLE IV

                             ACTIONS PENDING MERGER

         4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, or as set forth in Section 4.01 of the Company's Disclosure Schedule, or except as expressly consented to in writing by Nortel Networks, the Company will not, and will cause each of its Subsidiaries not to:

               (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course in all material respects and in material compliance with applicable laws and regulations or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect its ability to perform any of its material obligations under this Agreement in any material respect; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.01 shall be deemed a breach of this Section 4.01(a) unless such action would constitute a breach of one or more of such other provisions.

               (b) Capital Stock. (i) Issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing or
          (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, other than (x) the issuance of Company Common Stock upon the exercise of stock options outstanding as of the date hereof or granted in accordance with Section 3.07(c) in accordance with the terms of the Company Stock Option Arrangements as in effect on the date of this Agreement, (y) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent and (z) issuances to comply with the Company's obligation under the Company Stock Purchase Plan.

               (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from the Company's Subsidiaries to the Company or another Subsidiary of the Company) on or in respect of, or declare or make any distribution on any shares of its capital stock or (ii) except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and except for repurchases from employees pursuant to restricted stock purchase or similar agreements in effect as of the date of this Agreement, directly or indirectly adjust, split, combine, redeem, reclassify, purchase, repurchase or otherwise acquire, any shares of the capital stock of the Company or any of its Subsidiaries.

               (d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any of its or its Subsidiaries' directors, officers, employees or consultants or former directors, officers, employees or consultants, or grant any salary, wage or other compensation increase, make any award or grant under any Plan or increase or modify any employee benefit (including any incentive or bonus payments or perquisite), except for (i) increases in annual salary or hourly wage rates granted to current employees (other than officers) in the ordinary course of business, consistent with past practice, (ii) the payment of bonuses to employees in an aggregate amount not to exceed $50,000 per month, (iii) the retention of consultants whose fees and expenses do not exceed $3,000,000 in the aggregate per quarter (provided, that such consultants shall not be issued any equity securities or the right to acquire equity securities of the Company), (iv) the payment of signing bonuses to new employees not in excess of $15,000 per employee and (v) changes required to be implemented in accordance with the current terms of any Company Plan set forth in Section 4.01 of the Company's Disclosure Schedule.

               (e) Benefit Plans. Enter into, adopt, implement or amend in any material respect (except to the extent required to comply with applicable law) any Plan (other than routine Company policies that do not involve the incurrence by the Company of any liability in excess of $500,000 in the aggregate).

               (f) Acquisitions and Dispositions. Acquire all or any portion of the assets, business or properties of any other entity (other than the acquisition of inventory, equipment, raw materials or other supplies in the ordinary course of business, consistent with past practices) or, other than the sale of products or equipment or the disposition of financial instruments for purposes of cash management in the ordinary course of business, consistent with past practices, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties or agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which shareholders of the Company would receive any consideration in exchange for or in addition to their existing shares of Company Common Stock, it being understood, in each case, that Nortel Networks shall have a reasonable opportunity to consult with the Company in connection with the structuring, negotiation and documentation of any such transaction.

               (g) Amendments. Amend the Company Certificate or the Company's by-laws.

               (h) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. GAAP or SEC regulation.

               (i) Contracts. Except in the ordinary course of business or in accordance with clause "(iii)" of Section 4.01(d), (A) enter into or terminate any contract, agreement or lease potentially involving payments or delivery of value thereunder by or to the Company or any of its Subsidiaries in excess of $1,000,000, (B) amend or modify in a material respect any of its existing contracts, agreements or leases (including any licensing agreement) involving payments or delivery of value in excess of $1,000,000 or (C) enter into or amend or modify in a material respect any non-competition or similar obligation by the Company or Company Affiliates.

               (j) Claims. Except in the ordinary course of business, settle any claim, action or proceeding to the extent the settlement involves the payment of money damages in excess of $250,000 in the aggregate or involving any restrictions or limitations on the Company or the Company's business.

               (k) Adverse Actions. (i) Take any action, or permit any action to be taken while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action or permit any action to be taken that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in a material respect at any time at or prior to the Effective Time such that the conditions set forth in Section 7.03(a) would not be satisfied, (B) except as otherwise permitted by Section 6.06, any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of any such condition being materially delayed or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees.

               (l) Incurrence of Indebtedness. Other than (i) short-term indebtedness incurred in the ordinary course of business consistent with past practice but in no event to exceed an aggregate of $3,000,000 of short-term indebtedness and (ii) indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than loans or advances (except for loans or advances to purchase Company Common Stock) to employees, customers or other persons in the ordinary course of business, consistent with past practices.

               (m) Derivatives. Enter into (i) leveraged derivative contracts (defined as contracts that use a factor to multiply the underlying index exposure), or (ii) other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposures or otherwise reducing the Company's cost of financing.

               (n) Capital Expenditures. Make any capital expenditures in excess of $1,000,000 in the aggregate in any quarter of the year.

               (o) Tax Elections. Make any new or different material Tax election, or revoke any material Tax election, file any material amended Tax Returns, settle any material Tax audits or other proceedings, other than in connection with currently pending proceedings or subsequent related proceedings, or change in any material respect its method of tax accounting or tax practice.

               (p) Confidentiality Agreements. Waive any confidentiality or "standstill" provisions entered into with any third party in connection with its consideration of an Acquisition Proposal.

               (q) Agreements. Agree or commit to do anything prohibited by the above paragraphs (a) through (p).

         Within two business days after the execution of this Agreement, Nortel Networks shall (i) designate a Person who will be solely responsible for receiving any requests for consent with respect to the matters referred to in this Section 4.01, and (ii) provide the name of such Person to the Chief Financial Officer and General Counsel of the Company. Notwithstanding anything to the contrary in this Section 4.01, if the Company makes a request in writing to the Person referred to in the preceding sentence seeking Nortel Networks' consent to any action or transaction that is otherwise prohibited by this
Section 4.01, and describing the material terms of such proposed action or transaction, Nortel Networks shall respond to such request in a reasonably timely fashion after such request is made.

         4.02. Forbearances of Nortel Networks. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Nortel Networks will not, and will cause each of its Subsidiaries not to:

               (a) Dividends, Etc. (i) Make, declare, pay or set aside for payment any extraordinary cash dividend or make any other extraordinary distribution (other than pro rata stock dividends, stock splits or similar distributions) on or in respect of the Nortel Networks Common Shares.

               (b) Adverse Actions. (i) Take any action or permit any action to be taken while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action or permit any action to be taken that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in a material respect at any time at or prior to the Effective Time, (B) subject to Section 6.10(d), any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of any such condition being materially delayed or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law.

               (c) Agreements. Agree or commit to do anything prohibited by the above paragraphs (a) and (b).

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01. Representations and Warranties of the Company. Except as set forth in the Company Filed SEC Documents or in the disclosure schedule delivered by the Company to Nortel Networks prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to each of Nortel Networks and Sub as follows:

               (a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It is duly qualified to do business and is in good standing (in jurisdictions which recognize such concept) in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and it has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so duly qualified and in good standing or to have in effect all federal, state, local, and foreign governmental authorizations does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Nortel Networks a complete and correct copy of its certificate of incorporation and by-laws, each as amended and in full force and effect as of the date of this Agreement, and the Company is not in violation of any provision thereof.

               (b) Shares.

                    (i) The authorized capital stock of the Company consists of
               (A) 300,000,000 shares of Company Common Stock of which 43,169,417 shares were outstanding as of July 25, 2000 (the "Capitalization Date") and (B) 5,000,000 shares of preferred stock, par value $.001 per share ("Company Preferred Stock"), of which no shares were issued or outstanding as of the Capitalization Date. Between the Capitalization Date and the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares pursuant to Company Stock Options and other Rights outstanding on the Capitalization Date as set forth in clause (iii) below.

                    (ii) All issued and outstanding shares of Company Common
               Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights.

                    (iii) There were outstanding at the Capitalization Date
               except as set forth in Section 5.01(b)(iii) of the Company Disclosure Schedule no Rights to acquire capital stock from the Company other than (i) Company Stock Options representing in the aggregate the right to purchase 10,592,707 shares of Company Common Stock and (ii) Rights granted in connection with the Company Stock Purchase Plan. Section 5.01(b)(iii) of the Company Disclosure Schedule also sets forth for all Company Stock Options outstanding at the Capitalization Date a true and complete list of the following: their holders, their date of grant, the number of shares of Company Common Stock for which they are exercisable, their exercise price as currently in effect, their date of vesting and the conditions, if any, under which such vesting may accelerate. No Rights to acquire capital stock from the Company have been issued or granted since the Capitalization Date.

          (c) Subsidiaries.

                    (i) Section 5.01(c)(i) of the Company Disclosure Schedule
               sets forth a list as of the date hereof of all of the Company's Subsidiaries, together with their jurisdiction of organization. Unless otherwise described therein, the Company owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary (other than directors' qualifying shares, if any). No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or its wholly owned Subsidiaries) by reason of any Rights and there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is bound to sell or otherwise transfer any shares of capital stock of any such Subsidiaries (other than to the Company or its wholly owned Subsidiaries). There is no corporation, partnership, limited liability company or similar entity with respect to which, as of the date of this Agreement, the Company or any Subsidiary of the Company owns more than 5% but less than a majority of the voting equity or similar voting interest or any interest convertible into, or exchangeable or exercisable for, more than 5% but less than a majority of the voting equity or similar voting interest and which interest is carried on the Company's most recent financial statements (or if not held as of the date thereof, would be carried on the Company's financial statements if prepared as of the date hereof) at a value in excess of $500,000 (collectively, the "Company Equity Interests"). All of the shares of capital stock of each of the Significant Subsidiaries of the Company and all the Company Equity Interests held by the Company and each Subsidiary of the Company are fully paid and nonassessable and are owned by the Company or such Subsidiary free and clear of any Liens (other than Taxes not yet due and payable). As of the date of this Agreement, except as set forth in Section 5.01(c)(i) of the Company Disclosure Schedule there are no material outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any entity in which the Company or any Subsidiary of the Company owns a Company Equity Interest.

                    (ii) Each of the Company's Subsidiaries has been duly
               organized and is validly existing in good standing (in jurisdictions which recognize such concept) under the laws of the jurisdiction of its organization. Each of such Subsidiaries is duly qualified to do business and in good standing (in jurisdictions which recognize such concept) in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and each has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so duly qualified and in good standing or to have in effect all federal, state, local, and foreign governmental authorizations does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (d) Corporate Power. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority.

               (i) Subject, in the case of the consummation of the Merger, to receipt of the requisite approval and adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, the Company Board having unanimously adopted a resolution approving such "agreement of merger" and declaring its advisability, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board (assuming that neither Nortel Networks nor Sub is an "interested stockholder" of the Company under Section 203 of the DGCL immediately before the execution and delivery of this Agreement and the Stockholder Agreements).

               (ii) This Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, whether considered at law or in equity).

          (f) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 5.01(r), required filings under federal or state securities or other laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject or bound, (ii) constitute a breach or violation of, or a default under, the articles or certificate of incorporation or by-laws of the Company or any of its Subsidiaries or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except in the case of (i) and
     (iii), where such breach, violation or default or the failure to obtain such consents or approvals would not in the aggregate have a Material Adverse Effect on the Company, the Surviving Corporation or Nortel Networks and would not prevent or materially impair the Company's ability to consummate the transactions contemplated by this Agreement. Section 5.01(f) of the Company Disclosure Schedule contains a list of all consents of third parties required under any material agreement to be obtained by the Company or its Subsidiaries prior to, or as a result of, the consummation of the Merger.

          (g) Financial Reports and SEC Documents.

               (i) With respect to the periods since September 23, 1999 the Company and its Subsidiaries have filed all reports and statements, together with any amendments required to be made thereto, that were required to be filed with the SEC.

               (ii) The Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 1999 and March 31, 2000, Registration Statements on Form S-1 dated July 9, 1999 (no. 333-82605) and December 20, 1999 (no. 333-93123) and all amendments thereto and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to September 23, 1999 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Company SEC Documents"), with the SEC, as of the date filed (or, with respect to a document filed prior to the date of this Agreement and amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing as so amended or superseded) (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with U.S. GAAP consistently applied during the periods involved and Regulation S-X of the SEC, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

               (iii) Between March 31, 2000 and the date of this Agreement, the Company has not incurred any liabilities (whether absolute, accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of the Company or the footnotes related thereto, all prepared in conformity with U.S. GAAP, except (x) liabilities as set forth or reserved for in the Company SEC Documents filed prior to the date of this Agreement (the "Company Filed SEC Documents") and (y) other liabilities incurred in the ordinary course of business consistent with past practice, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency that is pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No litigation, claim or other proceeding before any court or governmental agency is pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries which would reasonably be expected to result in a loss of more than $250,000 or the imposition of any material restrictions on the business of the Company or any such Subsidiary.

          (i) Compliance with Laws. The Company and each of its Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where failure to so comply does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened, except for (x) failures to hold such permits, licenses, authorizations, orders and approvals and (y) failures to make such filings, applications, and registrations, which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

               (iii) has received since January 25, 2000 no written notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

          (j) Material Contracts; Defaults. Except for this Agreement and those agreements and other documents filed as exhibits to the Company Filed SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) any non-competition agreement or other agreement or arrangement that materially restricts it or any of its Subsidiaries from competing in any line of business. Neither the Company nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except for such defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (k) No Brokers. No action has been taken by the Company or its officers, directors or employees that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding fees to be paid to the Company Financial Advisor pursuant to the Company's written agreement with such firm, a true and complete copy of which has been furnished to Nortel Networks prior to the date of this Agreement.

          (l) Employee Benefits; Employee Relations.

               (i) Section 5.01(l) of the Company Disclosure Schedule contains a complete and correct list of each Company Plan in effect as of the date of this Agreement or for which the Company or any Company Affiliates may have any liability as of the date of this Agreement. With respect to each Company Plan, true and complete copies have been provided or made available to Nortel Networks of: (i) the plan document or agreement or, with respect to any Company Plan that is not in writing, a written description of the terms thereof; (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the most recent required Internal Revenue Service Form 5500, including all schedules thereto, and actuarial report; (v) any material communication to or from any Governmental Authority, including a written description of any oral communication; and (vi) all amendments or modifications to any such document.

               (ii) Neither the Company nor any Subsidiary thereof has disseminated in writing or otherwise broadly or generally notified employees of any intent or commitment (whether or not legally binding) to create or implement any additional Plan or to amend or terminate any Company Plan, except for amendments to any Company Plan that will not result in a material increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.

               (iii) Each Company Plan has been operated and administered, and is, in compliance with its terms and all applicable laws, rules and regulations (including ERISA and the Code and any regulations thereunder). There are no actions, suits, claims or governmental audits (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened with respect to any Company Plan that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

               (iv) No Company Plan is, and neither the Company nor any Subsidiary thereof contributes to or has any material liability or obligation with respect to any Plan that is, (A) a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, (B) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (C) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any Subsidiary thereof is or has been a party to any collective bargaining or other collective labor agreement or understanding.

               (v) There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike, work stoppage or other concerted labor activity against the Company or any Subsidiary thereof or involving any of their respective employees. During the three year period immediately preceding the date hereof, to the Knowledge of the Company, there have been no organizing activities conducted by any labor organization or work council or the like with respect to any employee of the Company or any Subsidiary thereof. To the Knowledge of the Company, neither the Company nor any Subsidiary thereof, nor their respective businesses, has committed any unfair labor practices or violated in any material respect any applicable employment laws, regulations, ordinances, rules, orders or decrees in connection with the operation of the respective businesses of the Company or any Subsidiary thereof, and there is no pending or, to the Knowledge of the Company, threatened charge, complaint, investigation or proceeding against the Company or any of its Subsidiaries by or before the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Health and Safety Administration or any comparable state or municipal agency, or by or on behalf of any employee or class of employees or by or before any governmental agency relating to a purported violation of any applicable employment laws, regulations, ordinances, rules, orders or decrees.

               (vi) Each Company Plan that is intended to qualify under Section 401(a) and/or 401(k) of the Code so qualifies and its trust is exempt from taxation under Section 501(a) of the Code. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Company Plan under the terms thereof and in accordance with applicable law, including ERISA and the Code, and, to the extent any such contributions, premiums or expenses are not yet due, the liability therefor (to the extent it arose before March 31, 2000) has been properly and adequately accrued on the Company's financial statements included in its Quarterly Report on Form 10-Q for the period ended March 31, 2000.

               (vii) Neither the Company nor any of its Subsidiaries has incurred or will incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under or pursuant to any provision of Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, and to the Knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which would reasonably be expected to result in any such material liability to the Company, any of its Subsidiaries or, after the Effective Time, Nortel Networks or any of its affiliates.

               (viii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (A) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to any increased or modified benefit or payment; (B) increase the amount of compensation due to any such employee, consultant, officer or director; (C) accelerate the vesting, payment or funding of any compensation, stock-based benefit, incentive or other benefit; (D) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (E) cause any compensation to fail to be deductible under Section 162(m), or any other provision of the Code or any similar foreign Law.

          (m) Takeover Laws. The Company Board has validly approved this Agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby (including the Merger) for purposes of Section 203 of the DGCL. Except for Section 203 of the DGCL (which has been rendered inapplicable), to the Company's Knowledge, no "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") are applicable to the Merger or the other transactions contemplated by this Agreement and the Stockholder Agreements.

          (n) Major Customers. Section 5.01(n) of the Company Disclosure Schedule sets forth a list of the top ten direct sales customers (by sales revenue) of the Company's web switch products during the fiscal year ended June 30, 2000 and the volume of sales to each such customer for such period. None of such customers (nor any of their respective affiliates) has, to the Company's Knowledge, between March 31, 2000 and the date of this Agreement, cancelled or otherwise terminated or indicated an intent to cancel or otherwise terminate, its business relationship with the Company, or has materially decreased, or indicated an intent to materially decrease the volume of business it conducts with the Company.

          (o) Environmental Matters.

               (i) As used in this Agreement, "Environmental Laws" means all applicable local, state, provincial and federal environmental, health and safety laws (including common law) and regulations in effect on the date of this Agreement, relating to the protection of human health and safety as affected by exposure to pollutants, contaminants, or hazardous or toxic wastes, substances or materials and to the protection of the environment including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

               (ii) (x) Neither the conduct or operations of the Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or, within the applicable statute or limitations period, violated Environmental Laws, except for violations that are not material and (y) no condition has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

               (iii) To the Company's Knowledge, none of the property currently owned, leased or operated by the Company or by its Subsidiaries is subject to, or as a result of this transaction would be subject to,
          (i) any state or local Environmental Laws which would impose restrictions, such as notice, disclosure or obtaining advance approval prior to this transaction, or (ii) any liens under any Environmental Laws.

          (p) Intellectual Property.

               (i) The Company and its Subsidiaries own or are licensed to use all Intellectual Property Rights currently used in the business of the Company or its Subsidiaries or necessary to conduct the business of the Company and its Subsidiaries as currently conducted or currently anticipated to be conducted (the "Company Intellectual Property Rights").

               (ii) Section 5.01(p)(ii) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of the following categories of Company Intellectual Property
          Rights: (A) Trademarks that are registered or for which an application for registration is pending; (B) Patents; (C) Software (other than commercial shrink-wrap, click-wrap or other similarly available off-the-shelf type software); (D) Copyrights that are registered or for which an application for registration is pending; (E) key Trade Secrets; and (F) mask works that are registered or for which an application for registration is pending. Where listed Intellectual Property Rights are registered with a Governmental Authority or an application for registration is pending, the jurisdiction, registration or application number, date of registration or application, named owner and/or assignee, and international classes of registration are indicated, as applicable.

               (iii) Section 5.01(p)(iii) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of (A) all licenses, sublicenses and other agreements under which the Company or its Subsidiaries are licensed to use third party Intellectual Property Rights (other than (1) shrink-wrap, click-wrap or other similarly available off-the-shelf type software and any related Trade Secrets and (2) customary rights included in confidentiality, non-disclosure or similar agreements) and (B) all licenses and sublicenses, except for rights granted specifically for use with a hardware product sold by the Company, under which the Company and its Subsidiaries have granted rights to third parties to use the Company Intellectual Property Rights. The Company and its Subsidiaries are not currently required to pay any royalties, fees or other amounts to any Person in connection with the use of the Company Intellectual Property Rights.

               (iv) The Company and its Subsidiaries have good and valid title to all Company Intellectual Property Rights owned by any of them and valid and enforceable license rights to all Company Intellectual Property Rights used under license, free and clear, to the Company's Knowledge, of all Liens (other than Taxes not yet due and payable), and to the Company's Knowledge, all Company Intellectual Property Rights are in full force and effect and will remain in full force and effect immediately following the Effective Time.

               (v) The Company and its Subsidiaries have a practice to secure, and have secured, from all current and former employees, consultants and independent contractors who contribute or have contributed to the creation or development of Company Intellectual Property Rights valid written assignments by such persons to the Company and its Subsidiaries of the rights to such contributions the Company and its Subsidiaries do not already own by operation of law. To the Knowledge of the Company, no employee, independent contractor (excluding OEMs, distributors, resellers and other purchasers) or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgement, decree or order of any civil or administrative agency, or any restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company's business as presently conducted and proposed to be conducted. The carrying on of the Company's business by the employees, independent contractors and consultants of the Company and the conduct of the Company's business as presently conducted and proposed to be conducted, will not, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, consultants or independent contractors of the Company is now obligated. The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all of their Trade Secrets, and to the Company's Knowledge (i) as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements of any Company Intellectual Property Rights, and (ii) as of the date of this Agreement, all use by, and disclosure to, any Person of Trade Secrets that comprise any part of the Company Intellectual Property Rights has been pursuant to the terms of a written agreement with such Person, and (iii) all use by the Company and its Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. If after the date of this Agreement the Company has Knowledge of any of the foregoing conditions, the Company shall take appropriate and prompt action to remedy such conditions. To the Knowledge of the Company, at no time during the conception of or reduction to practice of any of the Company Intellectual Property was any developer, inventor or other contributor to such Intellectual Property Right operating under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other person that would adversely affect the Company's rights in such Intellectual Property Right. To the Knowledge of the Company, it is not utilizing nor will it be necessary to utilize (A) any inventions of any independent contractors or consultants, or confidential information (including Trade Secrets) of another person to which any independent contractors or consultants have been exposed, and (B) any inventions of any employees of the Company (or persons the Company intends to hire) made, or any confidential information (including Trade Secrets) of another person to which such employees were exposed, prior to their employment by the Company. Neither the Company Intellectual Property Rights owned by the Company and its Subsidiaries or incorporated into any products or services currently provided by the Company and its Subsidiaries nor the use or other exploitation thereof by the Company and its Subsidiaries in the conduct of their business, nor any product or service currently provided by the Company and its Subsidiaries, infringes on, misappropriates, breaches or violates any third party Intellectual Property Rights. Without limiting the generality of the foregoing, Section 5.01(p)(v) of the Company Disclosure Schedule specifically identifies each inventor named in any patent application filed by the Company (either individually or jointly with others) or assigned or exclusively licensed to the Company in whole or in part.

               (vi) Neither the Company nor any of its Subsidiaries: (A) has been notified or has Knowledge of any actual or threatened adverse proceeding brought by any Person pertaining to any challenge to the scope, validity or enforceability of (provided, however, no representation or warranty is made regarding the scope, validity or enforceability of any patent application), or the Company's ownership of, any of the Company Intellectual Property Rights owned by the Company and its Subsidiaries; (B) is the subject of any claim of infringement or misappropriation by the Company or any of its Subsidiaries of any third party Intellectual Property Rights; or (C) to the Company's Knowledge, has any claim for infringement or misappropriation of, or breach of any license or agreement involving, any of the Company Intellectual Property Rights owned by the Company and its Subsidiaries.

               (vii) All of the Company Intellectual Property Rights are valid and enforceable without any qualification, limitation, or restriction thereon or on the use thereof (provided, however, no representation or warranty is made regarding the validity or enforceability of any patent application) and the Company has not received any notice or claim (whether written, oral or otherwise) challenging or questioning the validity or enforceability of any of the Company Intellectual Property Rights or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property Rights are invalid or unenforceable or has been misused, nor to the Knowledge of the Company is there a reasonable basis for a claim that the Company Intellectual Property Rights are invalid or unenforceable or have been misused, and with respect to Patents owned by the Company, there is no relevant prior art pertaining to any issued patents thereof which the Company has become aware that was not disclosed during the prosecution of the patent application(s) therefor, but which if such prior art had been disclosed would have affected the prosecution thereof or the scope of the patent claims ultimately granted in respect thereof,

               (viii) (A) The Company has not taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property Rights) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property Rights (including, with respect to Patents owned by the Company, failing to disclose any known material prior art in connection with the prosecution of patent applications, and with respect to the Company registered copyrights, failing to disclosure required information to the United States Copyright Office), (B) the Company has taken reasonable steps (based on standard industry practices) to protect and maintain the Company's rights in and to the Company Intellectual Property Rights, (C) all registered Company trademarks and all Company registered copyrights and Company registered mask works have been registered and all Company owned Patents have been filed and obtained, in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company trademarks, the timely post-registration filing of affidavits of use and incontestability and renewal applications), and without limiting the generality of any of the foregoing, the Company has timely paid all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated or required with respect to any of the Company Intellectual Property Rights.

          (q) Tax Matters.

               (i)(A) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under federal, state, local or any foreign tax laws ("Tax Returns") with respect to the Company or any of the Company's Subsidiaries, have been or will be, as the case may be, timely filed, or requests for extensions have been or will be, as the case may be, timely filed and have not expired, except where a failure or failures to so timely file would not, individually or in the aggregate, be expected to be material; (B) all material Tax Returns filed by it are complete and accurate in all material respects; (C) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; (D) the proper and accurate amounts have been or will be, as the case may be, withheld from all employees (and timely paid to the appropriate Governmental Authority or set aside in an account for such purposes) for all periods through the Effective Time in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment tax withholding for all types of compensation); (E) neither the Company nor any of the Company's Subsidiaries is a party to any tax sharing or similar agreement or any agreement pursuant to which it or any of its Subsidiaries has an obligation to indemnify any party (other than it or one of its Subsidiaries) with respect to Taxes; (F) all Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company or any of the Company's Subsidiaries have been paid in full or adequate reserves have been established for the payment thereof; and (G) no material audit or examination or refund litigation with respect to any Tax Return is pending.

               (ii) The Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (r) Regulatory Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or instrumentality are required to be obtained or made by the Company or any of its Subsidiaries to consummate the Merger except (i) as may be required under applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Competition Act (Canada) and antitrust or other competition laws of other jurisdictions; (ii) applicable filings under NASD rules, bylaws or regulations; (iii) the filing with the SEC of the Company Proxy Statement and other applicable reports and documents;
     (iv) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (v) as may be required under Section 721 of the U.S. Defense Production Act of 1950, as amended, and the rules promulgated thereunder ("Exon-Florio") and the rules and regulations promulgated by the U.S. Department of Defense.

          (s) Fairness Opinion. On or before the date hereof, the Company Financial Advisor has delivered its opinion to the Company Board that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been withdrawn.

          (t) Year 2000 Compliance.

               (i) All Material Systems of the Company and its Subsidiaries have been remediated through modification, upgrade or replacement so that they are (A) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (B) able to store and output date information in a manner that is unambiguous as to century ("Year 2000 Compliant").

               (ii) All Company products shipped to customers since June 1, 1999, are Year 2000 Compliant in all material respects and have been tested by the Company (including custom testing of all third-party manufactured content of such Company products) to confirm such status. With respect to Company products shipped prior to such date, the Company and its Subsidiaries have undertaken reasonable efforts to notify all end-users of such products of the need to upgrade such products to be Year 2000 Compliant and of the need to audit any custom application products to identify any respects in which they are not Year 2000 Compliant.

               (iii) The Company has furnished to Nortel Networks copies of, or copies of all documents relating to, (A) all complaints, investigations or audits of any Governmental Authority, (B) all unresolved customer complaints, demands or claims (excluding routine requests for information regarding matters relating to the year 2000 turnover), (C) all attorney letters or demands and (D) all litigation, arbitrations or similar proceedings, in each case insofar as they relate to the Year 2000 Compliant status of Company products, the cost of upgrading Company products to a Year 2000 Compliant status or injuries and damages suffered as a result of the non-Year 2000 Compliant condition of Company products.

          (u) No Material Adverse Effect. Between March 31, 2000 and the date hereof, the Company and its Subsidiaries have conducted their respective businesses each in the ordinary course (excluding the incurrence of reasonable and customary liabilities related to this Agreement and the transactions contemplated hereby). Between March 31, 2000 and the date hereof, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.01 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

         5.02. Representations and Warranties of Nortel Networks and Sub. Except as set forth in the Nortel Networks SEC Documents filed prior to the date of this Agreement, Nortel Networks and Sub hereby represent and warrant to the Company as follows:

          (a) Organization, Standing and Authority. Each of Nortel Networks and Sub (x) is a corporation duly organized, validly existing and, in the case of Sub, in good standing under the laws of the jurisdiction of its organization and (y) is duly qualified to do business and, as applicable, is in good standing (in jurisdictions which recognize such concept) in the provinces of Canada and in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be duly organized, validly existing, in good standing, or duly qualified does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Nortel Networks. Each of Nortel Networks and Sub has in effect all federal, provincial, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where failure to have in effect such authorizations does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Nortel Networks. Each of Nortel Networks and Sub has made available to the Company a complete and correct copy of its constitutive documents, each as amended to date and in full force and effect.

          (b) Shares.

               (i) As of the date hereof, the authorized capital stock of Nortel Networks consists solely of an unlimited number of Nortel Networks Common Shares, of which 2,991,321,341 shares were outstanding as of July 26, 2000 and an unlimited number of Class A Preferred Shares and Class B Preferred Shares of which none were outstanding as of the date of this Agreement. As of the date hereof, there are no outstanding Rights to acquire capital stock from Nortel Networks other than pursuant to the stock option and other employee compensation plans of Nortel Networks and its subsidiaries, Nortel Networks' shareholder dividend reinvestment and stock purchase plan, the rights issued under the shareholder rights plan established pursuant to the shareholder rights plan agreement made as of March 13, 2000, between Nortel Networks (then known as "New Nortel Inc.") and Montreal Trust Company of Canada as rights agent, and the exchange rights associated with Nortel Networks Limited's Cumulative Redeemable Class A Preferred Shares Series 4 that are described in the Nortel Networks SEC Documents.

               (ii) The authorized capital stock of Sub consists of 300,000,000 shares of Sub Common Stock, $0.001 par value per share, of which one share is outstanding and is owned directly by Nortel Networks, and shares of preferred stock, of which no shares are outstanding. Sub has not conducted any business prior to the date hereof and has no Subsidiaries and no assets, liabilities or obligations of any nature other than incident to its formation and incident to this Agreement.

               (iii) The outstanding shares of Nortel Networks' and Sub's capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of capital stock of Sub authorized and reserved for issuance and Sub does not have any Rights issued or outstanding with respect to its capital stock or any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement.

               (iv) The Nortel Networks Common Shares to be issued in exchange for shares of Company Common Stock in the Merger or upon exercise of Company Stock Options and Company Purchase Rights to be assumed by Nortel Networks in connection with the Merger, when issued will be duly authorized, validly issued, fully-paid and non-assessable and will not have been issued in violation of any subscriptive or preemptive rights.

          (c) Corporate Power. Each of Nortel Networks and Sub has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Nortel Networks and Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (d) Corporate Authority. (i) This Agreement and the transactions contemplated hereby, including the issuance of Nortel Networks Common Shares in the Merger or upon the exercise of Company Stock Options and Company Purchase Rights to be assumed by Nortel Networks in connection with the Merger, have been authorized and approved by all necessary corporate action of Nortel Networks (no shareholder approvals being required under the Canada Business Corporations Act or otherwise), Sub, the Nortel Networks Board and the Board of Directors of Sub prior to the date hereof (which action has not been rescinded or modified in any way) and (ii) this Agreement is a legal, valid and binding agreement of each of Nortel Networks and Sub, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, whether considered at law or in equity).

          (e) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 5.02(i), any required filings under federal, state and provincial securities laws and applicable TSE or NYSE rules, the execution, delivery and performance of this Agreement and the consummation by Nortel Networks and Sub of the transactions contemplated hereby do not and will not (i) constitute a material breach or violation of, or a material default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Nortel Networks or of any of Nortel Networks' Subsidiaries or to which it or any of its Subsidiaries or any of their respective properties or assets are subject or bound, (ii) constitute a breach or violation of, or a default under, the articles or certificate of incorporation or by-laws of either Nortel Networks or Sub, or (iii) require any consent or approval under any such material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except in the case of (i) and (iii), where such breach, violation or default or the failure to obtain such consents or approvals would not in the aggregate have a Material Adverse Effect on the Company, the Surviving Corporation or Nortel Networks and would not prevent or materially impair Nortel Networks' ability to consummate the transactions contemplated by this Agreement.

          (f) Financial Reports and SEC Documents. With respect to the periods since January 1, 1999, Nortel Networks, or its predecessor, and its Subsidiaries have filed all reports and statements, together with any amendments required to be made thereto, that were required to be filed with the SEC. Nortel Networks' Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, its Quarterly Report on Form 10-Q for the period ended March 31, 2000 and all other reports or registration statements, filed or to be filed by it or its predecessor, subsequent to December 31, 1997 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Nortel Networks SEC Documents"), with the SEC, as of the date filed (or, with respect to a document filed prior to the date of this Agreement and amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such filing as so amended or superseded) (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Nortel Networks SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Nortel Networks SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with Canadian GAAP in the case of the years ended December 31, 1997, 1998, 1999 or U.S. GAAP in the case of the period ended March 31, 2000 consistently applied during the periods involved and Regulation S-X of the SEC, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. The books and records of Nortel Networks and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          (g) Litigation. No litigation, claim or other proceeding before any court or governmental agency that is pending or, to Nortel Networks' Knowledge, threatened against Nortel Networks or any of its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Nortel Networks.

          (h) No Brokers. No action has been taken by Nortel Networks or its officers, directors or employees that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding fees to be paid to Credit Suisse First Boston Corporation.

          (i) Regulatory Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary to consummate the Merger except (i) as may be required under, and other applicable requirements of, the HSR Act, the Investment Act (Canada) and the Competition Act (Canada); (ii) as may be required by the by-laws, rules, regulations or policies of the TSE in respect of the assumption by Nortel Networks, and the exercisability by the holders, of the Company Stock Options and Company Purchase Rights and of the NYSE and the TSE in respect of the Nortel Networks Common Shares to be issued in the Merger and upon the exercise of the Company Stock Options and the Company Purchase Rights to be assumed by Nortel Networks in connection with the Merger and the listing of such Nortel Networks Common Shares on such stock exchanges;
     (iii) the filing with the SEC of the Company Proxy Statement in definitive form and the filing and declaration of effectiveness of the Registration Statement; (iv) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (v) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Nortel Networks Common Shares in the Merger; (vi) such filings as are required to be made and exemption rulings or orders as are required to be obtained under Canadian securities laws; and (vii) as may be required under Exon-Florio and the rules and regulations promulgated by the U.S. Department of Defense.

          (j) No Material Adverse Effect. Since March 31, 2000, until the date hereof, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.02 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Nortel Networks.

                                   ARTICLE VI

                                    COVENANTS

         The Company hereby covenants to and agrees with Nortel Networks, and each of Nortel Networks and Sub hereby covenants to and agrees with the Company, that:

         6.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable (including obtaining any consents of third parties required under any agreement to be obtained by it or its Subsidiaries prior to, or as a result of, the consummation of the Merger so that such agreement is not terminable as a result of the Merger), or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Nortel Networks.

         6.02. Stockholder Approvals. The Company shall take, in accordance with this Agreement, applicable law, applicable NASD rules and the Company Certificate and by-laws, all action necessary to convene an appropriate meeting of stockholders of the Company to consider and vote upon the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and approval of any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting") as promptly as practicable after the Registration Statement is declared effective by the SEC. The Company Board, subject to Section 6.06, shall at all times recommend such adoption and approval and shall take all reasonable lawful action to solicit such adoption and approval by its stockholders.

         6.03. Registration Statement. (a) Each of Nortel Networks and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Nortel Networks with the SEC in connection with (and only in connection with) the issuance of Nortel Networks Common Shares in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Company Proxy Statement") and all related documents). The Registration Statement and the Company Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Provided the other party has cooperated as required above, Nortel Networks agrees to file the Registration Statement with the SEC as promptly as practicable, after the date of this Agreement. Each of Nortel Networks and the Company shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Registration Statement and the Company Proxy Statement, as the case may be, to the other party, and advise the other party of any oral comments with respect to the Registration Statement received from the SEC. Each of Nortel Networks and the Company agrees to use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof, and the Company agrees to mail the Company Proxy Statement to its stockholders as promptly as practicable after the Registration Statement is declared effective. Nortel Networks also agrees to use reasonable efforts to obtain all necessary state securities law or "Blue Sky" and all foreign permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to Nortel Networks all information concerning the Company and its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing, and Nortel Networks agrees to furnish to the Company all information concerning Nortel Networks and its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Nortel Networks and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
(ii) the Company Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         (c) Nortel Networks agrees to advise the Company, promptly after Nortel Networks receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Nortel Networks Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (d) Nortel Networks will use its reasonable efforts to obtain, and will provide evidence reasonably satisfactory to the Company of, all necessary rulings or orders of Canadian securities regulatory authorities exempting the distribution by Nortel Networks of the Nortel Networks Common Shares and options and other Rights to purchase Nortel Networks Common Shares under the Merger and the resale of Nortel Networks Common Shares issued under the Merger in Canada as contemplated by this Agreement from the registration and prospectus requirements under applicable Canadian securities laws on terms reasonably satisfactory to Nortel Networks and the Company.

         6.04. Press Releases. Nortel Networks and the Company shall jointly agree on an initial press release with respect to the Merger. Neither the Company nor Nortel Networks will, without the prior approval of the other, issue any other press release or written statement for general circulation (including any written statement circulated to employees, customers or other third parties) relating to the transactions contemplated hereby, except, based on the advice of counsel, as otherwise required by applicable law or regulation or rules or policies of the TSE, the NYSE or the NASD and only after consulting, or using its reasonable efforts to consult, with the other.

         6.05. Access; Information. (a) Subject to applicable laws relating to the exchange of information and procedures adopted by the Company and reasonably agreed to by Nortel Networks, the Company shall afford to the officers, employees, counsel, accountants and other authorized representatives of Nortel Networks, reasonable access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to Nortel Networks upon request (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as Nortel Networks may reasonably request; provided that such information may not be used for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Company shall promptly inform Nortel Networks of any material litigation, claim or other proceeding before any court or other governmental authority that arises following the date of this Agreement and any material development in any such existing material litigation, claim or other proceeding. The Company and its Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree or agreement. Nortel Networks and the Company shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) Subject to the requirements of applicable law, pending consummation of the Merger, all non-public information provided by or on behalf of the Company to Nortel Networks or its employees, directors, agents or advisors and Nortel Networks to the Company or its employees, directors, agents or advisors pursuant to this Agreement or otherwise will remain subject to the obligations of Nortel Networks and the Company under the Confidentiality Agreement.

         (c) No investigation by a party, pursuant to this Section 6.05 or otherwise, shall affect or be deemed to modify any representation or warranty of the other party contained herein.

         6.06. Acquisition Proposals. (a) The Company shall not, and shall cause its Subsidiaries and the officers, directors, agents and advisors of the Company and its Subsidiaries not to, initiate, solicit or knowingly encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal. Notwithstanding the foregoing, the Company and its Subsidiaries and their officers, directors, agents and advisors shall be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to a bona fide written Acquisition Proposal by any such Person received by the Company, if and only to the extent that in each such case such proposal was not solicited or encouraged in violation of this Agreement and (i) the Company Meeting shall not have occurred;
(ii) the Company Board determines in good faith that such Acquisition Proposal would, if consummated, constitute a Superior Proposal and is reasonably likely to be consummated; (iii) the Company Board determines, in good faith after consultation with outside counsel, that such action is legally required as a matter of the fiduciary duties of the directors under applicable law; and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive with respect to such Person than the terms of the Confidentiality Agreement with respect to Nortel Networks. The Company shall notify Nortel Networks promptly, but in any event within 24 hours after any officer or director of the Company becomes aware, of any such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. For the purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Acquisition Proposal made by a third party that was not solicited or encouraged in violation of this Agreement and which the Company Board determines in its good faith judgment (based on the written opinion to such effect by a financial advisor of nationally recognized reputation) to be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement. The Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Nortel Networks with respect to any Acquisition Proposal. The Company shall advise Nortel Networks of any material developments with respect to any proposal as to which the Company is exercising its rights pursuant to the second sentence of this Section 6.06 promptly upon the occurrence thereof.

         (b) Subject to Section 6.06(c) below, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Nortel Networks, the approval and declaration of advisability by the Company Board of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any Acquisition Proposal.

         (c) Notwithstanding subsections (b)(i)-(iii) above, in the event (but only in the event) that the Company Board determines in good faith, after consultation with outside counsel, that such action is legally required as a matter of the fiduciary duties of the directors under applicable law, the Company Board may withdraw or modify its recommendation to Company stockholders of the "agreement of merger" contained in this Agreement (or not recommend it in the Company Proxy Statement), but only at a time that is after the fifth Business Day following Nortel Networks' receipt of written notice advising Nortel Networks that the Company Board has determined so to withdraw or modify its recommendation as described above and stating the reasons therefor.

         (d) Nothing in this Section 6.06 shall (i) prohibit the Company from complying, to the extent applicable, with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal or (ii) permit the Company to violate its obligations under the first sentence of Section 6.02.

         6.07. Affiliate Agreements. (a) Not later than the mailing of the Company Proxy Statement, the Company shall deliver to Nortel Networks a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of it (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act. Thereafter, the Company shall promptly notify Nortel Networks upon becoming aware of any other person that is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be a Company Affiliate.

         (b) The Company shall use its reasonable efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Nortel Networks on or before the date of mailing of the Company Proxy Statement (or, in the case of any person identified as a possible Company Affiliate after such date, as promptly thereafter as possible) an agreement in the form attached hereto as Exhibit A.

         6.08. Takeover Laws. Subject to Section 6.06, no party shall take any action that would cause the transactions contemplated by this Agreement or the Stockholder Agreements to be subject to requirements imposed by any Takeover Law and each of Nortel Networks and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of), or minimize the effect on, the transactions contemplated by this Agreement and the Stockholder Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the DGCL or any other Takeover Laws that purport to apply to this Agreement or the Stockholder Agreements or the transactions contemplated hereby or thereby.

         6.09. Shares Listed. Nortel Networks shall use its reasonable efforts to list, prior to the Effective Date, on the NYSE and the TSE, subject to official notice of issuance, the Nortel Networks Common Shares to be issued to the holders of Company Common Stock in the Merger and upon exercise of Company Stock Options and Company Purchase Rights to be assumed by Nortel Networks by reason of the Merger.

         6.10. Regulatory Applications. (a) Nortel Networks and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings (including, without limitation, filings under the HSR Act, the Investment Act (Canada) and the Competition Act (Canada)) and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Each of Nortel Networks and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.10(a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Law, each of Nortel Networks and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, and if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Nortel Networks and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.10 shall limit a party's rights under Sections 7.01(b) and 8.01(d) so long as such party has theretofore complied in all respects with its obligations under this
Section 6.10.

         (d) Nothing contained in this Agreement shall require Nortel Networks or any of its Subsidiaries to sell or otherwise dispose of, or to hold separately, or permit the sale or other disposition of, any assets of Nortel Networks, the Company or their respective Subsidiaries, or require Nortel Networks to refrain from exercising full authority over the Company and its Subsidiaries after the Effective Time, whether as a condition to obtaining any approval from a Governmental Authority or any other Person or for any other reason.

         6.11. Indemnification. (a) Following the Effective Date and until the expiration of any applicable statutory limitations period, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries, determined as of the Effective Time (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company is permitted to indemnify its directors and officers under the laws of the State of Delaware, the Company Certificate and the Company's by-laws as in effect on the date hereof (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law), and shall fulfill and honor in all respects the obligations of the Company pursuant to the Company Certificate and by-laws and any indemnification agreements between the Company and any Indemnified Party in effect as of the date of this Agreement .

         (b) For a period of six years from the Effective Time, Nortel Networks shall provide a "runoff" policy with respect to that portion of director's and officer's liability insurance that serves to cover the Indemnified Parties with respect to claims against such Indemnified Parties arising from facts or events which existed or occurred at or before the Effective Time, which "runoff" insurance shall contain at least the same maximum coverage and amounts to such Indemnified Parties, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Nortel Networks be required to expend to maintain or obtain the insurance called for by this Section 6.11(b) more than 200 percent of the current annual amount expended by the Company to maintain or procure such directors and officers insurance coverage for the current year (the "Insurance Amount"); provided, further, that if Nortel Networks is unable to maintain or obtain the insurance called for by this Section 6.11(b), Nortel Networks shall use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that the Indemnified Parties may be required to make application and provide customary representations and warranties to Nortel Networks' insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided, that the failure so to notify shall not affect the obligations of the Surviving Corporation under Section 6.11(a) unless (and then only to the extent) such failure materially increases the Surviving Corporation's liability under such subsection (a).

         (d) If Nortel Networks or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Nortel Networks shall assume the obligations set forth in this Section 6.11.

         (e) This Section 6.11 shall survive the consummation of the Merger and the Effective Time. This Section 6.11 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Nortel Networks and the Surviving Corporation.

         6.12. Certain Employee Benefit Matters. (a) For the one year period ending on the first anniversary of the Effective Date (the "Continuation Period"), the Surviving Corporation shall, or shall cause its Subsidiaries to,
(i) pay to each of their respective employees, during any portion of the Continuation Period that such employee is employed by the Surviving Corporation or any such Subsidiary, an annual salary or hourly wage rate, as applicable, that is no less than the annual salary or hourly wage rate payable to such employee immediately prior to the Effective Time and (ii) provide such employees (as a group) in the aggregate with employee benefits, during any portion of the Continuation Period that such employees are employed by the Surviving Corporation or any such Subsidiary, that are substantially similar in the aggregate to either (i) the employee benefits provided to such employees pursuant to the Company Plans (other than equity based benefits) immediately prior to the Effective Time or (ii) the employee benefits provided to similarly-situated employees of Nortel Networks and its Subsidiaries. Notwithstanding any other provision herein, none of the Surviving Corporation, any of its Subsidiaries or Nortel Networks will have any obligation to continue the employment of any such employee for any period following the Effective Time.

         (b) With respect to the Plans, if any, of Nortel Networks or Nortel Networks' Subsidiaries in which employees of the Company or its Subsidiaries ("Company Employees") become eligible to participate after the Effective Time (the "Nortel Networks Plans"), Nortel Networks shall, or shall cause its Subsidiaries or the Surviving Corporation to: (i) with respect to each Nortel Networks Plan that is a medical or health plan, (x) waive any exclusions for pre-existing conditions under such Nortel Networks Plan that would result in a lack of coverage for any condition for which the applicable Company Employee would have been entitled to coverage under the corresponding Company Plan in which such Company Employee was an active participant immediately prior to his or her transfer to the Nortel Networks Plan; (y) waive any waiting period under such Nortel Networks Plan to the extent that such period exceeds the corresponding waiting period under the corresponding Company Plan in which such Company Employee was an active participant immediately prior to his or her transfer to the Nortel Networks Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and
(z) provide each Company Employee with credit for any co-payments and deductibles paid by such Company Employee prior to his or her transfer to the Nortel Networks Plan (to the same extent such credit was given under the analogous Company Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Nortel Networks Plan for the plan year that includes such transfer; and (ii) recognize service of the Company Employees with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation benefits, benefit accrual in any Nortel Networks Plan in which the Company Employees are eligible to participate after the Effective Time to the extent that such service was recognized for that purpose under the analogous Company Plan prior to such transfer; provided that the foregoing shall not apply to the extent it would result in duplication of benefits. Nothing in this paragraph shall be interpreted to require Nortel Networks to provide for the participation of any Company Employee in any Nortel Networks Plan.

         (c) To the extent applicable, Nortel Networks and the Company shall each take such reasonable steps as are required to cause the disposition and acquisition of equity securities (including derivative securities) pursuant to
Article III of this Agreement in connection with the consummation of the Merger by each individual who is an officer or director of the Company to qualify for exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d) and
(e) promulgated under the Exchange Act.

         6.13. Accountants' Letters. The Company shall use its reasonable efforts to cause to be delivered to Nortel Networks a letter of Deloitte & Touche LLP, the Company's independent auditors ("Deloitte San Jose"), and Nortel Networks shall use its reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, Nortel Networks' independent auditors ("Deloitte"), each dated a date within two Business Days of the date on which the Registration Statement shall become effective and addressed to such other party, and in form and substance customary for "comfort" letters delivered by independent accountants (x) in the case of Deloitte San Jose, in accordance with Statement of Accounting Standards No. 72 and (y) in the case of Deloitte, in accordance with the Handbook of The Canadian Institute of Chartered Accountants.

         6.14. Notification of Certain Matters. (a) Each of the Company and Nortel Networks shall use all reasonable efforts to give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         (b) Nortel Networks shall promptly notify the Company, and the Company shall promptly notify Nortel Networks, in writing, of any notice or other communication from any regulatory authority or self-regulatory organization in connection with the transactions contemplated by this Agreement.

         (c) Each of Nortel Networks and the Company shall promptly notify the other of any fact, event or circumstance known to it that could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

         6.15. Certain Tax Matters. (a) Each of Nortel Networks and the Company will use its reasonable efforts to cause the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code, and to timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the U.S. Code and Treasury Regulations with respect to the Merger, including the reporting requirements contained in U.S. Treasury Regulation Section 1.367(a)-3(c)(6).

         (b) In connection with the filing of the Registration Statement, the Company and Nortel Networks shall execute and deliver to Cleary, Gottlieb, Steen & Hamilton and Cooley Godward LLP, tax representation letters in customary form, dated as of the date of such filing. Following delivery of such tax representation letters, each of Nortel Networks and the Company will use reasonable efforts to cause Cleary, Gottlieb, Steen & Hamilton and Cooley Godward LLP, respectively, to deliver a tax option satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and to obtain the consent of Cleary, Gottlieb, Steen & Hamilton and Cooley Godward LLP to the filing of such tax opinions as exhibits to the Registration Statement. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.15.

         6.16. Company Annual Meeting. The Company shall cause to be called, prior to the time a vote is taken with respect to the adoption of this Agreement, the Company's 2000 annual meeting of stockholders. In connection therewith, the Company shall use its reasonable efforts to prepare and file with the SEC its annual report on Form 10-K for the fiscal year ended June 30, 2000 and a proxy statement with respect to such annual meeting as soon as reasonably practicable.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Nortel Networks, Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by Nortel Networks, Sub and the Company prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This "agreement of merger" (as that term is used in Section 251 of the DGCL) shall have been duly adopted by the requisite vote of the stockholders of the Company.

          (b) Regulatory Approvals. All material regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (in the case of Nortel Networks' obligation to consummate the Merger) no such approvals shall contain any conditions, restrictions or requirements which would reasonably be expected to (i) following the Effective Time, have a Material Adverse Effect on Nortel Networks and its Subsidiaries taken as a whole or on the Surviving Corporation or (ii) require Nortel Networks, in the case of a required approval of a United States or Canadian Governmental Authority, to take any action that it is not required to take under Section 6.10(d) hereof.

          (c) No Injunction. No U.S. or Canadian Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and enjoins or prohibits consummation of the Merger.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn.

          (e) Listing. The Nortel Networks Common Shares to be issued in the Merger and upon exercise of Company Stock Options and Company Purchase Rights to be assumed by Nortel Networks in connection with the Merger shall have received conditional approval for listing on the NYSE and the TSE, subject to official notice of issuance.

         7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Nortel Networks set forth in this Agreement (without giving effect to any standard, qualification or exception contained therein with respect to materiality or Material Adverse Effect) shall be true and correct, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Nortel Networks; and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Nortel Networks by the Chief Executive Officer or the Chief Financial Officer of Nortel Networks to such effect.

          (b) Performance of Obligations. Nortel Networks shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Nortel Networks by the Chief Executive Officer or the Chief Financial Officer of Nortel Networks to such effect.

          (c) Opinion of the Company's Counsel. The Company shall have received an opinion of Cooley Godward LLP, counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (including tax representation letters in customary form from each of Nortel Networks and the Company),
     (a) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, (b) Nortel Networks shall be treated as a corporation under Section 367(a)(1) of the Code with respect to each transfer of property thereto pursuant to the Merger, and (c) that, accordingly, (i) no gain or loss will be recognized by the Company as a result of the Merger and (ii) no gain or loss will be recognized by a stockholder of the Company who receives Nortel Networks Common Shares in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, such counsel may require and rely upon representations contained in letters from the Company, Nortel Networks, Sub and stockholders of the Company. Counsel's opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a "five percent transferee shareholder" with respect to Nortel Networks within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

          (d) No Material Adverse Effect. From the date of this Agreement through the Effective Date, no event shall have occurred or circumstance arisen that, individually or taken together with all other such events and circumstances, has had or would reasonably be expected to have a Material Adverse Effect on Nortel Networks.

         7.03. Conditions to Obligation of Nortel Networks and Sub. The obligations of Nortel Networks and Sub to consummate the Merger are also subject to the fulfillment or written waiver by Nortel Networks and Sub prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of the Company set forth in this Agreement (without giving effect to any standard, qualification or exception contained therein with respect to materiality or Material Adverse Effect) shall be true and correct, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and Nortel Networks and Sub shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Nortel Networks and Sub shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

          (c) No Material Adverse Effect. From the date of this Agreement through the Effective Date, no event shall have occurred or circumstance arisen that, individually or taken together with all such other such events and circumstances, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

          (d) Opinion of Nortel Networks and Sub's Counsel. Nortel Networks shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, special counsel to Nortel Networks and Sub dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion (including tax representation letters in customary form from each of Nortel Networks and the Company), (a) the Merger constitutes a reorganization under Section 368(a) of the Code, (b) Nortel Networks shall be treated as a corporation under Section 367(a)(1) of the Code with respect to each transfer of property thereto pursuant to the Merger and (c) that, accordingly, (i) no gain or loss will be recognized by the Company as a result of the Merger and (ii) no gain or loss will be recognized by a stockholder of the Company who receives Nortel Networks Common Shares in exchange for shares of the Company Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, such counsel may require and rely upon representations contained in letters from the Company, Nortel Networks, Sub and stockholders of the Company. Counsel's opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a "five percent transferee shareholder" with respect to Nortel Networks within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

          (e) No Action Seeking Injunction. No U.S. or Canadian Governmental Authority of competent jurisdiction shall have brought, and there shall not continue to be pending, an action or proceeding (which is still pending on the Effective Date) seeking to enjoin or prohibit consummation of the Merger, or to impose substantial penalties as a result of the Merger, which action or proceeding is reasonably likely to succeed.

                                  ARTICLE VIII

                                   TERMINATION

         8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Nortel Networks and the Company by action taken by their respective Boards of Directors.

          (b) Breach. At any time prior to the Effective Time, by Nortel Networks or the Company, in the event of either: (i) a breach by the other party of any representation or warranty contained herein which would result in the non-satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, which breach is not capable of being cured or has not been cured within 30 calendar days after the giving of written notice to the breaching party of the fact and principal details of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach is not capable of being cured or has not been cured within 30 calendar days after the giving of written notice to the breaching party of the fact and principal details of such breach. Without limiting the foregoing, for all purposes of this Agreement, any breach of the agreements contained in Section 6.06 shall constitute a breach which is not capable of being cured.

          (c) Delay. At any time prior to the Effective Time, by Nortel Networks or the Company, if its Board of Directors so determines, in the event that the Merger is not consummated by February 28, 2001, or, in the event that an approval of any Governmental Authority required to be obtained for the consummation of the transactions contemplated by this Agreement has not been obtained, by April 30, 2001, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c) which action or inaction is in violation of its obligations under this Agreement.

          (d) No Approval.

               (i) By the Company or Nortel Networks, by action taken by its Board of Directors, in the event the approval of any U.S. or Canadian Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

               (ii) By Nortel Networks, by action taken by its Board of Directors, in the event any required approval of a Governmental Authority contains any final nonappealable conditions, restrictions or requirements which would reasonably be expected to (A) following the Effective Time, have a Material Adverse Effect on Nortel Networks and its Subsidiaries taken as a whole or on the Surviving Corporation or
          (B) require Nortel Networks, in the case of a required approval of a United States or Canadian Governmental Authority, to take any action that it is not required to take under Section 6.10(d) hereof.

               (iii) By the Company, by action taken by its Board of Directors, in the event any required approval of a Governmental Authority contains any final, nonappealable conditions, restrictions or requirements which would reasonably be expected to (A) following the Effective Time, have a Material Adverse Effect on Nortel Networks and its Subsidiaries taken as a whole or (B) require Nortel Networks, in the case of a required approval of a United States or Canadian Governmental Authority, to take any action that it is not required to take under Section 6.10(d) hereof, unless (in either case) within 30 days following receipt by Nortel Networks of written notice of the Company's intent to terminate this Agreement under this clause (iii) Nortel Networks notifies the Company that it waives its right to terminate this Agreement under clause (ii) above.

               (iv) By Nortel Networks or the Company, if its Board of Directors so determines, in the event the approval of the Company's stockholders required by Section 7.01(a) herein is not obtained at the Company Meeting at which a vote was taken by reason of the failure to obtain the requisite vote required by Section 7.01(a).

          (e) Withdrawal of Recommendation. By Nortel Networks, if the Board of Directors of the Company, prior to the Company Meeting, (A) shall withdraw or modify in any adverse manner its recommendation of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement (whether or not such withdrawal or modification is permitted by Section 6.06(c)), or (B) shall resolve to do so.

         8.02. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement (nor any of their respective officers, directors or agents) shall have any liability or further obligation to any other party hereunder except as set forth in subsections (b) and (c) below and in
Section 9.01, except that termination shall not relieve a party from liability for any willful breach of this Agreement.

         (b) Nortel Networks and the Company agree that the Company shall pay to Nortel Networks the sum of $225,000,000 (the "Termination Fee") solely as follows:

               (i) if (x) the Company shall terminate this Agreement pursuant to
          Section 8.01(c) due to the failure of the parties to consummate the Merger by the relevant date (unless such failure results primarily from the action or inaction of Nortel Networks or any Subsidiary or other affiliate of Nortel Networks or from Nortel Networks' or Sub's inability to obtain consent or approval on a timely basis (in a manner satisfying the conditions set forth in 7.01(b)) of, or make any filing or registration with, any Governmental Authority) and (y) at any time after the date of this Agreement and at or before such termination there shall have been made to the Company or its stockholders an Acquisition Proposal and (z) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party providing for the consummation of an Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that for the purposes of this Section 8.02(b)(i), all references to "20%" in the definition of "Acquisition Proposal" shall be replaced with "40%");

               (ii) if (x) the Company or Nortel Networks shall terminate this Agreement pursuant to Section 8.01(d)(iv) due to the failure of the Company's stockholders to approve and adopt this Agreement and (y) at any time after the date of this Agreement and at or before the Company Meeting there shall exist an Acquisition Proposal which has been publicly announced or the existence of which is a matter of public knowledge and (z) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party providing for the consummation of an Acquisition Proposal or an Acquisition Proposal is consummated (it being understood that for the purposes of this Section 8.02(b)(ii), all references to "20%" in the definition of "Acquisition Proposal" shall be replaced with "40%");

               (iii) if Nortel Networks shall terminate this Agreement pursuant to Section 8.01(b)(ii) following a willful breach by the Company of
          (A) the covenants or agreements contained in Section 6.06, or (B) following the making of an Acquisition Proposal to the Company or its stockholders, any of the covenants or agreements contained in Sections 6.01, 6.02, 6.03, 6.08 or 6.10; or

               (iv) if Nortel Networks shall terminate this Agreement pursuant to Section 8.01(e).

         (c) The Termination Fee required to be paid pursuant to subsection
(b)(i) or (b)(ii) above shall be payable by the Company to Nortel Networks not later than two Business Days after the date the Company enters into a definitive agreement providing for, or the date of consummation of, an Acquisition Proposal, whichever is earlier. The Termination Fee required to be paid pursuant to subsection (b)(iii) or (b)(iv) above shall be payable by the Company to Nortel Networks not later than two Business Days after the termination referred to therein. Notwithstanding the foregoing, (i) in no event shall more than one Termination Fee be payable, and (ii) Nortel Networks may elect, by notice to the Company, to defer the payment of the Termination Fee from time to time for a period or periods of up to an aggregate of twelve months after the date such fee would otherwise be payable. All payments under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by Nortel Networks.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01. Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that if the Effective Time occurs, the agreements of the parties in Sections 6.01, 6.03, 6.04, 6.09, 6.11, 6.12 and
6.15 and this Article IX shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in the proviso to Section 6.05(a) with respect solely to the unauthorized use of information, Sections 6.05(b) and 8.02 and this Article IX and the Confidentiality Agreement shall survive such termination.

         9.02. Amendment; Extension; Waiver. (a) Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and approval of any other matter by the stockholders of the Company; provided, however, that after any such adoption and approval of this Agreement by the stockholders of the Company, there may not be, without further adoption or approval of such stockholders, any amendment of this Agreement which by law requires such further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (b) Prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive with respect to the other parties hereto any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to constitute an original but all of which when taken together shall constitute one and the same instrument.

         9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York (except that matters of corporate law and fiduciary duties of directors shall be governed by the laws of the State of Delaware), without regard to the conflict of law principles thereof.

         9.05. Expenses. Subject to Section 8.02(b) and except as otherwise provided herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses and SEC registration and filing fees shall be shared equally between the Company and Nortel Networks.

         9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) upon delivery if personally delivered or (b) three Business Days after being mailed by registered or certified mail (return receipt requested) or (c) one Business Day after being delivered by overnight courier or by facsimile (with confirmation) to such party at its address or facsimile set forth below or such other address or facsimile as such party may specify by notice to the parties hereto.

                  If to Nortel Networks or to Sub, to:

                  Nortel Networks Corporation
                  8200 Dixie Road, Suite 100
                  Brampton, Ontario
                  Canada L6T 5P6
                  Attention:  Corporate Secretary
                  Fax:  (905) 863-8386
                  Phone:  (905) 863-0000

                  With a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006
                  Attention:  Victor I. Lewkow, Esq.
                                 Paul J. Shim, Esq.
                  Fax:  (212) 225-3999
                  Phone:  (212) 225-2000

                  If to the Company, to:

                  Alteon WebSystems, Inc.
                  50 Great Oaks Boulevard
                  San Jose, California  95119
                  Attention: Dominic P. Orr
                  Fax:  (408) 360-5500
                  Phone:  (408) 360-5501

                  With a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, California 94306-2155
                  Attention: Eric Jensen, Esq.
                                Keith A. Flaum, Esq.
                  Fax:  (650) 849-7400
                  Phone:  (650) 843-5000

         9.07. Entire Understanding. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements (other than the Confidentiality Agreement) heretofore made.

         9.08. Assignment; No Third Party Beneficiaries. Neither this Agreement, nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for Section 6.11, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.09. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or the Company Disclosure Schedule, such reference shall be to a Section of, or Exhibit or Company Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any reference to "herein" or "hereof" or similar terms shall refer to the agreement as a whole rather than to the individual paragraph, section or article.

         9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as it is enforceable.

         9.11. Specific Performance; Attorneys' Fees; Waiver of Jury Trial. (a) The parties agree that: (i) in the event of any breach or threatened breach of any covenant, obligation or other provision set forth in this Agreement, any party shall be entitled (in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach; and (ii) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

         (b) In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         (c) Each of the parties hereto irrevocably waives the right to trial by jury.

                                *    *    *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                    NORTEL NETWORKS CORPORATION


                                    By: /s/ Clarence J. Chandran
                                        -------------------------------
                                        Name: Clarence J. Chandran
                                        Title: Chief Operating Officer

                                    By: /s/ William R. Kerr
                                        -------------------------------
                                        Name: William R. Kerr
                                        Title: Senior Vice President


                                    DARIUS CORP.


                                    By: /s/ Khush Dadyburjor
                                        -------------------------------
                                        Name: Khush Dadyburjor
                                        Title:



                                    ALTEON WEBSYSTEMS, INC.


                                    By: /s/ Dominic P. Orr
                                        -------------------------------
                                        Name: Dominic P. Orr
                                        Title: Chief Executive Officer

                                                                      Exhibit A
                                                                      ---------


                            Form of Affiliate Letter


Nortel Networks Corporation


Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Alteon WebSystems, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of July 28, 2000 (the "Agreement"), by and among Nortel Networks Corporation, a Canadian corporation ("Nortel Networks"), Darius Corp., a Delaware corporation and wholly owned subsidiary of Nortel Networks ("Sub") and the Company, Sub will merge with and into the Company (the "Merger") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement).

         As a result of the Merger, I may receive common shares, without par value, of Nortel Networks (the "Nortel Networks Common Shares") in exchange for shares owned by me of common stock, par value $0.001 per share, of the Company.

         I represent, warrant and covenant to Nortel Networks that in the event I receive any Nortel Networks Common Shares as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of Nortel Networks Common Shares I receive in the Merger in violation of the Act or the Rules and Regulations.

         B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Nortel Networks Common Shares, to the extent I felt necessary, with my counsel or counsel for Nortel Networks or the Company.

         C. I have been advised that the issuance of Nortel Networks Common Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Nortel Networks Common Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Nortel Networks Common Shares issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, (iii) in the opinion of counsel reasonably acceptable to Nortel Networks, such sale, transfer or other disposition is otherwise exempt from registration under the Act, or (iv) an authorized representative of the Commission takes a position in writing to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to such sale, transfer or other disposition, and a copy of such written position is delivered to Nortel Networks.

         D. I understand that, except as may be provided in any registration rights agreement entered into by Nortel Networks and the undersigned, Nortel Networks is under no obligation to register the sale, transfer or other disposition of the Nortel Networks Common Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. Notwithstanding any other provision contained herein, this letter and all of my obligations hereunder shall terminate upon the termination of the Agreement prior to the Effective Time.

         Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                                          Very truly yours,


                                                          ----------------------






Agreed to and Accepted this
____ day of _________, 2000

NORTEL NETWORKS CORPORATION

By:
   ---------------------------------

     Name:
     Title:

By:
   ---------------------------------
     Name:
     Title: